Exhibit 4.23

English Translation

Contract No.: Wan Zhou Sub-branch Year 2011 Gong Gu Dai Zi No. 2901012011100666

Loan Contract for Fixed Assets

Borrower: Chongqing Daqo New Energy Co., Ltd

Chongqing Rural Commercial Bank

Dear client:

With an aim to safeguard your interests, please carefully read the following notes before executing this Contract:

1	You have read all the terms hereof and are aware of what they mean;

2	You have made sure that the relevant certificates and documents you provide to our bank are true, legitimate and valid;

3	You have confirmed that you have the power to sign on this Contract and understood your rights and duties to be assumed after you sign this Contract;

4	You have known that you have to undertake the relevant legal liability for any frauds or defaults you committed;

5	You will sign of your own accord and perform this Contract pursuant to its terms in good faith and honesty;

6	Please use pens, brush pens or signature pens to cleanly fill out those that need to be filled out by you.

If you have any questions with regard to this Contract, you can bring them to our bank before signing it.

Lender: Chongqing Rural Commercial Bank, Wanzhou Sub-Branch (“Party A”)

Domicile: 99 Taibai Rd, Wanzhou District, Chongqing

Legal Representative/ Person in Charge: Xiaojing Huang

Tel: 023-58156221

Borrower: Chongqing Daqo New Energy Co., Ltd (“Party B”)

Domicile: 666 Long Du Street, Wanzhou District, Chongqing (inside Salt Chemical Park of Wanzhou District)

Legal Representative/ Person in Charge: Guangfu Xu

Tel: 023-64866666

Party B applies to Party A for a loan and Party B agrees to grant a loan to Party A after examination. In accordance with relevant Chinese laws and regulations, the parties hereby enter into this Contract after negotiations on equality and voluntary.

Article 1: Loan

(I)	Type of loan: medium and long term loan for fixed assets.

(II)	Purpose of loan: construction and equipment for 250MW silicon chip project

(III)	Amount of loan: RMB two hundred and forty-five million five hundred thousand

(IV)	The loan hereunder is a medium and long term loan (short-term/medium and long term).

1	Term of loan: four years, from October 26, 2011 till October 9, 2015.

2	Term of withdrawal: from October 26, 2011 till March 11, 2012. In case Party B fails to draw down the loan beyond the withdrawal term, Party A may re-determine whether to issue the loan and the conditions for loan issuance according to the actual situation. The detailed schedule of loan use is as follows:

(1)	On __/__, amount / ;

(2)	On __/__, amount / ;

(3)	On __/__, amount / ;

(4)	On __/__, amount / .

3	In case the amount of loan, date of loan, withdrawal date, loan interest rate and such other information specified herein fails to match those specified in the loan receipt, the latter shall prevail. The loan receipt is the indispensable component of this Contract and shall be equally binding as this Contract.

Article 2: Loan Interest Rate

Both Parties agree that the interest rate of the loan shall be determined and adjusted in the [(I)] manner as follows:

(I)	Floating interest rate: 10% above the base rate. During the loan term, in case of base rate adjustment, the interest rate of the loan shall be adjusted in the [4] manner as follows with no need for Party A to serve extra notice to Party B and the guarantor:

1	During the term of loan, if the base rate is adjusted, the loan interest rate shall be adjusted on January 1 of the following year;

2	During the term of loan, the interest rate of the loan shall remain unchanged;

3	During the term of loan, if the base rate is adjusted, the loan interest rate shall be adjusted on the same date of the following year as the adjustment date of the base rate;

4	During the term of loan, if the base rate is adjusted, the loan interest rate shall be adjusted on 1st of the following month;

(II)	Fixed rate: the annual rate of / % will be adopted during the contract term. During the term of loan, even if the base loan rate of People’s Bank of China (PBOC) is adjusted, the loan interest rate shall remain unchanged.

(III)	Other manner: /

The loan interest prevailing at the issuance of the loan shall be calculated in the above manner based on the base rate for the loan of the same period and at the same level published by PBOC on the account entry date of the loan specified in the loan receipt.

Article 3: Means of Loan

(I)	The loan hereunder is a loan secured by a guarantee (credit/guarantee). In case a guarantee is provided for the loan, a guarantee contract shall be separately signed.

(II)	If any event occurs, which Party A deems sufficient to affect the guarantor’s guarantee capability or the value of the collateral, Party B shall provide additional guarantee acceptable by Party A.

Article 4 Account Management

(I)	Party B opens at Party A an account solely used for the loan issuance (“Loan-Deposit Conversion Account) numbered 2901010120010015262, for the loan-deposit conversion of the loan issued by Party A to Party B and for Party B’s payment of the loan.

(II)	Party B opens at Party A a funds gathering account (either a basic deposit account or general deposit account) numbered 2901010120010013168, for the gathering of the relevant revenue and operating revenue of Party B’s project, and for the external payment under the conditions and in the manner agreed herein.

(III)	Party B opens at Party A an account solely used for loan repayment (ie. repayment reserve account) numbered __/__, solely used to repay the loan in priority. Party A will transfer loan repayment funds from the abovementioned funds gathering account opened by Party B at Party A to this loan repayment account on a __/__ (monthly/quarterly/semiannual/annual) basis at a rate of __/__% of the revenue and operating revenue of Party B’s project __/__(and/or) at an amount not lower than RMB __/__. The subsidies, special subsidies and depreciation funds, etc acquired by Party B in connection with the loaned project or fixed assets input shall also be transferred into this loan repayment account.

(IV)	Party B accepts Party A’s monitoring of the abovementioned accounts, and accept Party A’s management and control on the payment of the loan, the funds in the funds gathering account and the funds in the loan repayment account.

Article 5: Manner of Project Funds getting in place

Party B must get the project funds in place as required in the [(I)] manner as follows and shall transfer the full amount of the project funds to the designated account opened at Party A numbered 2901010120010013168 (either a basic deposit account or general deposit account) for funds payment. If Party B has already input part of the capital funds, such part shall be subject to Party A’s examination and approval, and Party B shall still transfer the full amount of the subsequent capital funds for the loaned project or fixed assets investment to the aforesaid designated account for payment. Party B shall inform Party A in writing and in time of the progress of its input of the capital funds, accept Party A’s monitoring of such account and accept Party A’s management and control on the payment of the capital funds.

(I)	Party B’s capital funds of the same proportion as the loan planned to be issued by Party A have been fully in place and used together with the loan; the actual progress of the project or fixed assets investment match the amount already invested.

(II)	Before Party A issues the loan to Party B, Party B has to first get in place the capital funds accounting for / % of the total project investment, which shall be used together with the loan; the actual progress of the project or fixed assets investment match the amount already invested.

(III)	/

Article 6: Party B’s financial metrics shall continuously satisfy the following restrictions:

(I)	/ ;

(II)	/

(III)	/

(IV)	/

Party A may modify the above restrictions with a 10 working days’ prior notice to Party B.

Article 7: If the amount of Party B’s single payment of the loan hereunder satisfies any of the following conditions, Party B shall provide Party A with the relevant materials before Party A issues the loan.

(I)	The amount of a single payment exceeds 5% of the total project investment (ie RMB thirty-five million);

(II)	The amount of a single payment exceeds RMB 5 million;

(III)	/ ;

(IV)	/

In any of the above circumstances, the materials to be provided by Party B to Party A shall include:

(I)	The transaction documents between the Borrower and the payee of its loan funds, including: commercial contracts, orders or copies of invoices

(II)	/ ;

(III)	/ ;

(IV)	Other materials required by Party A.

Article 8: The materials provided by Party B to Party A shall satisfy the following requirements:

(I)	Legitimate, true, complete, accurate and valid;

(II)	/ ;

(III)	/ ;

(IV)	Other requirements raised by Party A.

Article 9: Party A’s Entrusted Payment

(I)	Party B hereby irrevocably authorizes and entrusts Party A to pay any single payment of the loan hereunder with an amount that satisfies either (I) or (II) of Article 7 hereof, which is to say, after Party A’s examination and consent, Party A will make such payment to Party B’s counterparties of transactions which are in conformity with the purpose agreed herein through Party B’s Loan-Deposit Conversion Account. Party B shall not pay such funds to its transaction counterparties by itself.

(II)	Under the mode of Party A’s entrusted payment, Party A will conduct a pro forma review on the amount of payment, time of payment, payee, means of payment and handling account and such other information according to the materials provided by Party B, but such review shall not mean Party A’s involvement in any disputes between Party B and its transaction counterparties or a third party, nor does it mean Party A needs to assume responsibilities and duties for Party B. Any losses suffered by Party A due to the entrusted payment shall all be compensated by Party B.

(III)	Under the mode of Party A’s entrusted payment, the failure of the loan funds to be successfully paid to the account of Party B’s transaction counterparties due to the mistake documents or information provided by Party B or other similar reasons, or any payment failures, mistakes, delays and other risks, responsibilities and losses not caused by Party A’s fault shall all be borne by Party B. Any losses thus suffered by Party A shall be compensated by Party B.

(IV)	Under the mode of Party A’s entrusted payment, Party A will pay the funds to Party B’s transaction counterparties mainly according to the remittance proof and cheques submitted by Party B. Except specially required by Party B and consented by Party A, Party A will not adopt the payment by issuing cheques at the deposit bank of the note issuer through same-city note exchange. In this case, if Party A receives such cheque in such means of payment, it will refuse to accept the cheque; if Party B needs to make online payment, Party B must first submit the relevant materials to Party A to get its consent as required by the management of Party A’s entrusted payment mode.

Article 10: Party B’s Discretionary Payment

Discretionary payment mode may be adopted when the amount of Party B’s single payment of the loan hereunder fails to meet the conditions specified in (I) and (II) of Article 7, provided, however, that Party B shall regularly summarize and report the progress of loan funds payment to Party A at Party A’s request. Party A may check and verify whether the payment of the loan is in conformity with the agreed purpose by means of account analysis, receipt inspection, on-site investigation and such other means.

Article 11: Methods of Loan Repayment

Party B will repay the principal and interest of the loan in the [(III)] manner as follows:

(I)

To settle the interest by period and repay the principal when mature: Party B will settle and pay the interest on a _/_ (monthly/quarterly) basis, with the principal and the last period of interest to be repaid in one lump sum. The date of settlement is the 20th of each _/_ (month/last month of a quarter).

(II)	To repay the principal and pay the interest in one lump sum: Party B will repay the principal and pay the interest in full amount on the day the loan becomes mature.

(III)	To settle the interest by period and repay the principal by installments:

1

To settle the interest by period: Party B will settle and pay the interest on a monthly (monthly/quarterly) basis, with the date of settlement is the 20th of each month (month/last month of a quarter).

2	To repay the principal by installments:

(1)	From 2nd quarter, 2012 to 1st quarter, 2013, to repay the principal not less than RMB 20 million each quarter, which is not less than RMB 80 million in total;

(2)	From 2nd quarter, 2013 to 1st quarter, 2014, to repay the principal not less than RMB 25 million each quarter, which is not less than RMB 100 million in total;

(3)	From 2nd quarter, 2014 to before the maturity date of the loan, to repay the remaining principal in full in at least two times of payment per year.

(IV)	To repay the principal and interest in equal amounts: Party B shall repay the principal and interest in equal amounts each month.

Monthly repaid mount=principal*monthly interest rate*(1 + monthly interest rate)number of months of loan/[(1 + monthly interest rate)number of months of loan –1]

(V)	To repay the principal in equal amounts: Party B shall repay the principal in equal amounts each month, with interest decreased each month with the principal.

Monthly repaid mount=principal/number of months of loan + (principal – accumulated amount of repaid principal)*loan interest rate of the current period

(VI)	Other methods of repayment: / .

No matter which of the above means is adopted, if the last repayment date of the principal does not fall on the date of interest settlement, then the outstanding interest shall be settled together with the principal (daily interest rate=monthly interest rate/30).

If the repayment of principal or the repayment of principal and interest in equal amounts are adopted, the following shall also be complied with:

1	A repayment period is one month, and the repayment day shall be the same day of the subsequent months as the actual loan issuance day; if there is no such corresponding day in one month, the repayment day shall be the last day of such month, and the repayment day of the last period shall be the maturity day of the loan.

2	Party B will enjoy a 10-day grace period for payment from the repayment day, and Party B’s failure to repay the loan within the grace period shall not be deemed as default. In case the due amount fails to be repaid at the expiry of the grace period, then the full amount of the unpaid current-period principal and interest of the loan shall be treated as overdue amount. The overdue period shall start to be calculated from the repayment day of the current month, and the punitive interest, penalty and compound interest will be calculated and charged as agreed.

3	Party A will serve additional notice in case of any change in the above repayment day and grace period.

Article 12: Means of Loan Repayment

Party B chooses to repay the loan in the [(I)] means as follows:

(I)	Repayment at the counter: Party B shall go to Party A’s office to handle the repayment.

(II)	Entrusted deduction for repayment: Party B shall deposit the full amount of the current-period principal and interest into the loan repayment account by the stipulated deadline of the current period. Party B irrevocably authorizes Party A to deduct the various amounts in relation to the loan directly from this account, and such authorization will not be subject to an extra power of attorney.

In case of entrusted deduction for repayment, Party B shall make sure that Party A may effectively deduct the amounts by complying with the following requirements:

1	During the term of loan, to deposit on time the full repayment amount of the current period into the loan repayment account and guarantee that after deduction, there is still a remaining amount in this account sufficient to satisfy the minimum deposit requirement of this account.

2	During the term of loan, if Party B changes its loan repayment account, it shall notify Party A in writing 15 days before the date of the entrusted deduction. The Parties agree that the account cannot be changed until after the new account starts to be used.

3	During the term of loan, if Party A is unable to effectively deduct the amounts from the loan repayment account, then Party B shall provide another legitimate and valid account for deduction in time.

4	In case the loan becomes overdue and Party B still fails to handle the repayment at the counter, Party B may deposit sufficient amounts in the loan repayment account for Party A to allocate and collect the amounts on the next repayment day. But, Party A will continue to charge punitive interest or penalty for late payment and its compound interest between the deposit day and the allocation day.

Should Party B fail to make the repayment on time, party A may deduct the amounts from other accounts (including but not limited to Loan-Deposit Conversion Account, funds gathering account, etc) opened by Party B at the system of Chongqing Rural Commercial Bank, but such right of deduction shall not constitute an absolute obligation of Party A of deduction. Even if Party A does not exercise this right, it will not be responsible for any bad consequences or records on the side of Party B, such as the punitive interest for late payment.

Article 13: Party A’s Rights and Obligations

(I)	To understand the situation of Party B’s production, operation, financial situation, inventory stock, etc, to supervise and check the use of the loan, and to require Party B to provide financial statements and other documents, materials and information on time;

(II)	To deduct any amounts payable by Party B to Party A arising from this Contract from the deposit accounts opened by Party B at Party A;

(III)	To issue the loan to Party B in full and on time pursuant to this Contract provided that Party B performs the obligations hereunder.

(IV)	To disclose Party B’s default to the public if Party B fails to perform the repayment obligation;

(V)	To keep confidential Party B’s liabilities, financial situation, production and operation that come into Party A’s knowledge, except for Party A’s internal reasonable use or for enterprise credit rating use or otherwise stipulated in laws, rules and regulations.

Article 14: Party B’s rights and obligations

(I)	To obtain and use the loan pursuant to this Contract;

(II)	To use the loan in conformity with the purpose stipulated herein, not to occupy or misappropriate the loan and to guarantee the legitimacy of the purpose of the loan;

(III)	To repay the loan principal in agreed periods and pay the interest on time;

(IV)	To immediately notify Party A in writing of the occurrence of any events that may cause a change to the credit-debt relationship hereunder, or any other events that threaten its normal operations or materially and adversely affect its payment obligation hereunder, including but not limited to production stoppage, closure, close-down, bankruptcy, revocation or cancellation of its production and sale permit and business license, investigation and punishment of alleged illegal acts; illegal activities of its legal representative or main person in charge, occurrence of major safety liability accidents, involvement in significant lawsuits, serious difficulty in production and operations, deterioration of financial situation, etc; and to implement the repayment measures accepted by Party A;

(V)	To immediately notify Party A in writing of any events that deprive the guarantor hereunder in whole or in part of the guarantee capability corresponding to the loan, including but not limited to production stoppage, closure, deregistration, bankruptcy, involvement in lawsuit or arbitration, administrative punishment imposed and loss suffering, etc, or any events that cause the decrease of the collateral for mortgage, collateral for pledge and pledge rights as the guarantee of the loan hereunder; and to provide other guarantee accepted by Party A.

(VI)	To notify Party A in writing 15 days in advance about any changes to Party B’s registered information during the term of the loan, including but not limited to name, registered capital, legal representative, legal address, business scope, etc.

(VII)	Party B is willing to bear the costs of insurance, transport, appraisal, registration, safekeeping, authentication, notarization, etc in connection with this Contract and the guarantees hereunder.

(VIII)	After party A releases the loan funds to Party B’s Loan-Deposit Conversion Account, any risks, responsibilities and losses arising from the loan funds being frozen or deducted by competent authority shall be assumed by Party B. Any losses thus suffered by Party A shall be compensated by Party B.

(IX)	Party B shall not retreat its project capitals in advance before the principal and interest of the loan hereunder have been fully repaid; without Party A’s consent, Party B shall not sell its significant corporate assets (except for repaying the loan granted by Party A), or provide guarantee for others on the project assets; during the term of loan, Party B shall not distribute its dividends until the loan has been repaid according to the installment repayment schedule (Party B shall not distribute its dividends to its shareholders/ Party B shall not distribute its dividends until the loan has been repaid according to the installment repayment schedule).

Article 15: Party B commits to Party A that:

(I)	the project and purpose for which the loan is granted are in compliance with the requirements of laws and regulations;

(II)	it will, strictly at Party A’s request, provide Party A on time or regularly with its financial statements and the legitimate, true, complete, accurate and valid documents with regard to the accounts receivable, accounts payable, inventory breakdown, project progress and operation and such other detailed information;

(III)	it will diligently and actively assist party A in loan payment management, after-loan management and relevant checks on the loan;

(IV)	it will timely notify Party A of the occurrence of any significant events that will adversely affect its ability to repay the loan, and will implement the repayment measures accepted by Party A;

(V)	it will not dodge Party A’s entrusted payment by breaking the whole payment into parts;

(VI)	during the course of project construction, any major adjustments to the construction plan or project budgetary estimates shall be notified to Party A in writing before such adjustment takes place (subject to Party A’s consent/ notified to Party A in writing before the adjustment takes place);

(VII)	during the term of loan, the merger, division, shareholding change or equity transfer, change of contracting, lease or other operation mode, assignment or sale of major assets, equity pledge, external investment, external guarantee, material increase of debt financing, new construction projects and such other significant events must be notified to Party A in writing before implementation (subject to Party A’s consent/notified to Party A in writing before implementation), and such events may be carried out only after the loan debt has been arranged and the corresponding guarantee has been provided or the loan risk control measures accepted by Party A have been implemented;

(VIII)	/ ;

(IX)	/ .

Article 16: Amendment to Contract

(I)	Upon Party A’s consent, Party B may repay the loan ahead of schedule, provided that:

1	the amount to be repaid earlier must be multiple of RMB 10,000.

2	Party B shall file the application for earlier repayment in writing and earlier repayment may be allowed only once a month.

3	if Party B applies to earlier repay the full amount of principal, the interest shall be calculated and charged according to the interest rate agreed herein, the amount repaid earlier and the actual time of funds occupation from the day following the previous interest settlement day to the actual earlier repayment day. The interest already calculated and collected previously will not be adjusted.

4	When repaying the loan earlier, Party B shall first repay the outstanding principal and interest (if any) as well as the due principal and interest of the current period.

5	When repayment of principal or repayment of principal and interest in equal amounts is adopted, after the earlier repayment is made, Party B may select “number of periods unchanged, monthly repayment amount reduced” or “monthly repayment amount unchanged, number of periods reduced” according to its needs, the former of which is Party A’s default means of adjustment.

6	Party A shall have the right to refuse Party B’s application for earlier repayment.

(II)	In special cases, if Party B really needs to extend the term of the loan, it shall, with the consent of the guarantor, file a written extension application 15 days before the expiry of the term of the loan. The Parties shall then sign a separate extension agreement after they agree upon it.

(III)	During the effective term of this Contract, neither Party shall discretionally amend or terminate this Contract. In case an amendment or termination is really in need, both parties shall negotiation to reach consensus and enter into a written agreement.

Article 17: In any of the following cases, Party A may negotiate with Party B about the issuance of a supplementary loan and its payment conditions, decide on its own to cease the issuance and payment of the loan hereunder, and recover the issued loan hereunder ahead of schedule:

(I)	Party B fails to abide by the stipulations and commitments of account management, goes beyond the agreed restrictions of the financial metrics, or the information contained in the loan application documents is not true;

(II)	Party B fails to correctly fill out the relevant loan receipts at the time of withdrawal, or fails to provide the corresponding materials as required by Party A;

(III)	Party B fails to satisfy the withdrawal conditions agreed herein or fails to draw down the loan funds within the stipulated time limit;

(IV)	Under the mode of guaranteed loan, the guarantee contract fails to take effect or the security interest fails to be established;

(V)	Under the mode of guaranteed loan, any events that occur to the guarantor deprive the guarantor from the guarantee ability, the collateral is destroyed, damaged, lost or otherwise materially decreases its value, but Party B fails to provide other security accepted by Party A;

(VI)	Party B fails to repay the principal and interest of the loan as scheduled;

(VII)	Party B’s credit level downgrades;

(VIII)	Party B fails to pay the loan funds as agreed herein;

(IX)	Party B’s project progress lags behind the funds use progress;

(X)	Party b violates this Contract by evading Party A’s entrusted payment by breaking the whole payment into parts;

(XI)	National policies or supervisory regulations require the suspension or termination of the contract performance;

(XII)	Other acts in violation of this Contract that Party A firmly believe have been or may be carried out by Party B.

Article 18: Responsibility for Breach of Contract

(I)	On the conditions that Party B has performed the agreed obligations hereunder, if Party A fails to issue the loan in full amount as scheduled, which brings losses to Party B, it shall pay penalty fines to Party B according to the exact amount of breach and the number of actual delay days. The penalty fines shall be calculated based on the loan interest rate agreed herein.

(II)	For the loan funds that fail to be repaid within the stipulated time period or fail to be used for the purpose agreed herein, the interest shall be calculated and charged at the punitive interest rate from the day when the loan funds become overdue or begin to fail to be used for the purpose agreed herein until the principal and interest are repaid. For the interest that fail to be paid on time, a compound interest shall be calculated and charged according to the interest calculation and settlement means and the corresponding punitive interest rate agreed herein.

The punitive interest rate for Party B’s failure to repay the loan within the agreed time period shall be an additional 50% on the loan interest rate; The punitive interest rate for Party B’s failure to use the loan for the purpose agreed herein shall be an additional 100% on the loan interest rate. The punitive interest rate will be adjusted together with the adjustment to the loan interest rate agreed herein.

(III)	If Party B fails to draw and use the loan funds in the agreed manner, fails to comply with the commitments, submits loan application documents containing untrue information, goes beyond the agreed restriction of financial metrics, commits major cross violation or violates other obligations hereunder, Party A will charge and calculate the interest rate at the punitive interest rate from the day when Party B obtains the loan until the principal and interest have been repaid. For the interest that fails to be paid on time, a compound interest will be charged and calculated in the interest calculation and settlement means and the corresponding punitive interest rate agreed herein. The punitive interest rate shall be an additional 100% on the loan interest rate. The punitive interest rate will be adjusted together with the adjustment to the loan interest rate agreed herein.

(IV)	In case Party A has to realize its creditor’s rights through lawsuit, arbitration and notarization for compulsory enforcement, etc, Party B shall bear the full costs incurred by Party A to realize its creditor’s rights and the corresponding security interest (including but not limited to costs of litigation, arbitration, property preservation, enforcement, assessment, auction, attorney fees, etc)

Article 19: Dispute Resolution

In case of any disputes arising from the performance of this Contract, both Parties shall negotiate or mediate with each other; in case such negotiation or mediation fails, the Parties shall turn to the [1] manner as follows to resolve the dispute:

1	To bring a lawsuit to the People’s Court where Party A is located;

2	To apply for arbitration to Chongqing Arbitration Commission;

3	After this Contract is notarized by both Parties for compulsory enforcement, if Party B fails to perform or to fully perform the obligations provided hereunder, Party A may apply for an enforcement certificate to the original notary office and apply to the People’s Court of competent jurisdiction (which means the People’s Court of the domicile of the enforcee or the domicile of the enforcee’s property) for enforcement of this Contract with the original notarial certificate and the enforcement certificate, and Party B is willing to accept such enforcement. In any cases where no notarization has been handled or the compulsory enforcement cannot be implemented after notarization, Party A may initiate a litigation directly to the People’s Court where Party A is domiciled.

During the litigation or arbitration, other than the terms under disputes, the other terms hereof shall continue to be performed.

Article 20: Miscellaneous

(I)	Party B commits that during the term of loan granted by our bank, if the financing interest rate granted by other banks to the Borrower is higher than the base rate of PBOC for the loan of the same period, then the loan interest rate of our bank must also be immediately adjusted to this rate.

(II)	During the term of the loan granted by our bank, if, according to the calculation of our bank, the proceeds achieved by the Borrower’s current deposits and security deposit at our bank turn out to be less than 20% up on the interest rate of the same-level loan of the same period, the shortfall shall be collected additionally on a quarterly basis in the form of financial consulting fee.

(III)	If the project investment exceeds the budgetary estimates, the exceeding part shall be financed by the Borrower itself.

(IV)	After the later 125MW silicon chip project has formed a property right, supplementary mortgage security procedures shall be handled at our bank.

(V)	This Contract is the concrete commercial contract under the Maximum Amount Guarantee Contract numbered Wan Zhou Sub-branch Year 2011 Gao Bao Zi No. 2901012011300510.

Article 21: Effectiveness of Contract

This Contract shall come into effect upon signed or stamped by the Parties.

Article 22: Counterparts

This Contract shall be made in duplicate, one for each Party, which shall be equally binding.

Article 23: Exhibits

The exhibits of this Contract shall include but not be limited to:

(I)	Loan receipt;

(II)	/ ;

(III)	/ .

Article 24: Notices

Any notices communicated by any Party hereto to the other must be made according to the postal address or telephone number specified herein. In case of any change to the postal address or telephone number, Party B shall notify Party A in writing within 10 days; otherwise, the documents sent by Party A to the address or telephone number provided herein shall be deemed to have been delivered. Any change to Party A’s postal address or telephone number shall be notified to the other party via announcement, online bank, telephone bank and such other means. The postal addresses are:

(I)	Party A: 99 Taibai Rd, Wanzhou District, Chongqing

(II)	Party B: 666 Long Du Street, Wanzhou District, Chongqing (inside Salt Chemical Park of Wanzhou District)

Article 25: Reminder

Party A has reminded Party B to fully and accurately understand the terms of this Contract, and has made the relevant explanations at Party B’s request. The Parties share the same knowledge of this Contract.

Lender (Party A):( signature and stamp)	Borrower (Party B): (signature and stamp)

/seal/	/seal/

Legal Representative/Person in charge:/s/ [Authorized Signatory]	Legal Representative/Person in charge:/s/ Guangfu Xu

or authorized agent:	or authorized agent: Guangfu Xu

Date of signature: October 26, 2011

Place of signature: Chongqing Rural Commercial Bank, Wanzhou Sub-Branch